Exhibit (10)(gg)
                                                AA Letter Agreement dated 2/1/01
                                                 re Company Process Improvements


                                                                 Arthur Andersen
February 1, 2001
                                                        Arthur Andersen LLP
Mr. Larry Singleton
Chief Financial Officer                                 Suite 3800
Safety-Kleen Corp.                                      100 North Tryon Street
1301 Gervais Street, Suite 300                          Charlotte NC 28202-4000
Columbia, South Carolina  29201                         Tel 704 332 0092
                                                        www.andersen.com
Dear Mr. Singleton:

This letter confirms Arthur Andersen LLP's ("AA") arrangement to render loan staff services in connection with various process improvement initiatives in the finance and accounting organization of Safety-Kleen Corporation's ("Safety-Kleen" or "the Company"). This letter confirms our understanding of your needs, an overview of the work to be performed, and estimated fees related to the arrangement.

Our Understanding of Your Needs

Safety-Kleen has historically experienced inefficiencies in its Finance, Accounting, and Administrative Functions. Current finance and accounting-related processes in the back office will need to be reengineered. Inefficiencies have been further compounded by the difficulty in integrating recent acquisitions.

To address improvement opportunities discussed above and the effectiveness, efficiency and staffing issues of various departments of finance and accounting organizations of the Company, Safety-Kleen has entered into discussions with AA regarding the potential to employ a small team to review, evaluate options and recommend solutions for these respective functions.

Project Scope

Under the direction of the CFO, our effort will encompass reviewing processes and supporting systems for Safety-Kleen's various Finance, Accounting, and Administrative Functions, developing recommendations and assisting Safety-Kleen staff as needed with implementation of the recommendations. For each specific function within finance and accounting for which we are asked to review and evaluate processes, we will prepare a rider to this arrangement letter that outlines the detailed scope for that respective effort. Each such rider shall be in the form of Exhibit 1 hereto. AA shall have no obligation to begin performing any services described in a rider until such rider has been signed by both parties.

Mr. Larry Singleton
February 1, 2001
Page 2 of 5


Staffing, Fees and Expenses

Keith Keller, Mike McGuire, and Kelly Jones will be the partners on this engagement. Eric Wexler will provide project oversight and expertise in required areas. Other resources, including accountants and subject matter experts, will be utilized as needed.

Our fees will be based upon standard per diem rates plus reasonable out-of-pocket expenses. Our standard per diem rate for this engagement is as follows:

o Partner(s) and Senior Manager(s) - $250 per hour,

o Manager(s) and Staff - $200 per hour.

All fees will be billed on a bi-monthly basis as the work is completed.

Client Responsibilities

In connection with AA's provision of its services, Client will perform the following tasks and assume the following responsibilities ("Client Responsibilities").

o Provide guidance as to specific tasks that Client wishes AA personnel to perform.
o Provide best efforts for Client personnel to cooperate with AA personnel in the gathering of necessary information that AA personnel believes necessary in the circumstances to discharge their responsibilities.
o Accept responsibility for all final decisions to be made with respect to the matters listed above and work performed by AA.

You will provide reasonable workspace for AA personnel at its worksites, as well as occasional secretarial support services. In addition, you will insure that all information provided to us is accurate and complete in all material respects, contains no material omissions and is updated on a prompt and continuous basis. You will also be responsible for obtaining all third-party consents and security clearances required to enable AA to access and use any third-party information, materials or products necessary to our performance.

Client understands that AA's performance is dependent on Client's timely and effective satisfaction of its own activities and responsibilities in connection with this engagement, as well as timely decisions and approvals by Client. AA shall be entitled to rely on all information provided by and decisions and approvals of Client (and its counsel) in connection with our work. AA will not be responsible if any information provided by Client is not complete, accurate or current.

Client management is responsible for establishing and maintaining an effective internal control system, recordkeeping, management, decision-making and other management functions. An effective internal control system reduces the likelihood that errors or irregularities will occur and remain undetected;

Mr. Larry Singleton
February 1, 2001
Page 3 of 5




however, it does not eliminate that possibility. Our work does not guarantee that errors or irregularities will not occur and may not detect errors or irregularities should they occur.

Client's management shall be fully and solely responsible for applying independent business judgment with respect to the services and work product provided by us, to make implementation decisions, if any, and to determine further courses of action with respect to any matters addressed in any advice, recommendations, services, reports or other work product or deliverables to Client. Client hereby acknowledges that AA personnel are in no way acting as a member of Client's management and Client has sole responsibility for the impact of any recommendations AA personnel may make.

Eric Wexler will serve as the AA representative with respect to administering the Services. Other manager and staff resources will be provided as both parties agree appropriate. Collectively, the AA resources providing services under this agreement are known as the Personnel. We will make every effort to provide continuity of resources together with the appropriate skills.

Client shall also be responsible for the payment of any taxes and duties based upon the facilities, assets and Services, any Additional Services and/or products provided by AA, exclusive of any taxes based upon AA's income. Billings will be submitted on a monthly basis. In the event of any dispute with regard to a portion of an invoice, the undisputed portion shall be paid as provided herein. Client shall reimburse AA for all out-of-pocket expenses incurred by AA or any Personnel in connection with providing the Services in accordance with AA's standard expense policies.

In addition, Client shall reimburse AA for all out-of-pocket expenses incurred by AA or any Personnel in connection with providing the Services in accordance with AA's standard expense policies. These out-of-pocket expenses with regard to lodging will be limited to $125 a day and $42 per day per diem. In connection with the engagement an administrative charge of 3% of total AA Personnel charges (exclusive of out-of-pocket expenses) will be added.

Amounts are due within twenty days of the date of invoice. Fees and expenses for any additional projects or unplanned work will be agreed to and billed separately.

The Personnel will provide Services commencing on December 15, 2000, and will provide the Services until approximately June 15, 2001 or until such point the parties mutually agree. While AA shall attempt to comply with Client's request for specific individuals, AA shall be responsible for assigning and re-assigning its personnel, as appropriate, to perform the services described herein.

AA's work product is prepared solely for the internal use of Client's management, employees and board of directors. Any other distribution or disclosure must be approved in advance by AA in writing. We will own our work papers and access by any third party to such work papers will be subject to the requirements of AA's standard policies regarding granting access to its work papers. Client shall receive no right or interest to any pre-existing proprietary products owned by AA or any third party and used by AA, or by Client's employees under the supervision of AA, to perform under this agreement, including but not limited to AA's proprietary tools and methodologies, except to the extent otherwise agreed by the parties in a separate written agreement.

Mr. Larry Singleton
February 1, 2001
Page 4 of 5


If Client intends to publish or otherwise reproduce any of AA's work product or portion thereof, or to make reference to AA in any document that will go to a third party, Client agrees to (i) provide AA with a draft of the document to review, and (ii) obtain AA's written approval for inclusion of AA's name or work product in such document before the document is printed and distributed. Client consents to AA's use of Client's name and a factual description of the services to be performed by AA under this agreement in AA's advertising and promotional materials.

Because of the importance of Client's representations to AA with respect to AA's ability to perform its services, Client agrees to release AA and its personnel from any liability and costs relating to the services hereunder which liability and costs are attributable to any misrepresentation made by Client personnel

With respect to any services, work product or other deliverables hereunder, or this engagement generally, AA's liability shall in no event exceed the fees it receives hereunder for the portion of the work giving rise to liability nor include any special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity), and client will upon the receipt of written notice indemnify AA, its affiliates and their partners, principals and personnel against all costs, fees, expense, damages and liabilities (including defense costs) associated with any third-party claim arising from or relating to: any such services, work product or deliverables that client uses or discloses to others; or this engagement generally. The foregoing terms are intended to apply to the extent not contrary to applicable law, regardless of the grounds or nature of any claim asserted (including contract, statute, any form of negligence, tort, strict liability or otherwise) and whether or not AA was advised of the possibility of the damage or loss asserted. Such terms shall also continue to apply after any termination of this agreement and during any dispute between the parties.

This agreement has been entered into solely between Client and AA, and no third-party beneficiaries are created hereby. This agreement represents the entire agreement between you and us and supersedes all other communications between the parties concerning the services described herein.

AA warrants that the services provided hereunder shall be performed with reasonable care in a diligent and competent manner. AA's sole obligation shall be to correct any nonconformance with this warranty, provided that Client gives AA written notice within thirty (30) days after the services are performed. AA does not warrant and is not responsible for any third party products or services. Client's sole and exclusive rights and remedies with respect to any third party products or services, are against the third party vendor and not against AA. THIS PRECEDING IS AA'S ONLY WARRANTY CONCERNING THE SERVICES PROVIDED HEREUNDER AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INLCUDING ANY IMPLIED WARRANTIES OR MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE.

Client shall not solicit, hire or offer employment to any Personnel during the term of this agreement and for a period of one (1) year following the termination of this agreement. This restriction shall apply equally to Client, its subsidiaries, parent company and any other of its affiliates. Any breach of this

Mr. Larry Singleton
February 1, 2001
Page 5 of 5


provision shall require Client to pay AA an amount equal to one year's salary of each individual with respect to which a breach occurred.

Either party may terminate this agreement for any reason upon thirty (30) days prior written notice to the other party. In the event of such termination, Client shall pay AA for all services rendered and expenses incurred by AA prior to the date of termination.

We are pleased to have this opportunity to be of service to you.

Very truly yours,

ARTHUR ANDERSEN LLP

/s/ Keith J. Keller

By:
       Keith J. Keller

CDH
j:\audit\admin\hutchinson\bpo\safety kleen\jal\02-01-01 Loan Staff Arr Ltr.doc

Enclosures

Accepted and Agreed:

Safety-Kleen Corporation


By         /s/ Larry W. Singleton                      Date   May 22, 2001
        ---------------------------------------------       -------------------
                       Mr. Larry Singleton
                     Chief Financial Officer

Copy to:
Mr. Jonathan W. Young, Partner
Wildman Harrold Allen & Dixon